Exhibit 99.1
Hamilton, Bermuda – November 17, 2011 – Aspen Insurance Holdings Limited (“Aspen” or “the Company”)) (NYSE: AHL) today announced that the Company’s Board of Directors (the “Board”) has appointed Mr. Ron Pressman to the Board in a non-executive capacity with immediate effect. Mr Pressman has also been appointed to the Company’s Compensation and Investment Committees.
Mr. Glyn Jones, Chairman of the Board commented: “I am delighted that Ron has agreed to join Aspen’s board of directors. Ron brings with him a wide range of experience from his time at General Electric, having held senior executive positions both within and outside of the insurance industry. We are delighted that these skills will now be available to our board and look forward to working with Ron in the future.”
Mr. Pressman worked at General Electric Corporation (“General Electric” or “GE”) for over 30 years. As President and CEO of GE Capital Real Estate, he led one of the world’s largest and most diversified commercial real estate finance and investment firms, with a presence in 35 countries and a portfolio of more than $85 billion in assets. During his time at GE, Mr Pressman also served as President and Chief Executive Officer of GE Asset Management and Chairman, CEO and President of Employers Reinsurance. Earlier in his career Mr. Pressman led GE’s Energy businesses in Europe, the Middle East, Africa, Southwest Asia and the United States.
Mr. Pressman has a bachelor’s degree from Hamilton College and serves the College as a Charter Trustee. He also serves as Chairman of the national board of A Better Chance, a non-profit organization which opens doors to leadership development for children of color in the United States and as a Director of Pathways to College, a non-profit that delivers college preparatory skill building to underserved populations in some of the toughest urban and rural districts in the US. Mr Pressman has also recently been appointed to the Board of New York Life Insurance Company.